Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the  Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 49 to the Registration Statement (Form N-1A, No. 033-34645) of our report dated May 21, 2013 on the financial statements and financial highlights of Treasury Portfolio (one of the series of Investors Cash Trust) included in the Fund’s Annual Report for the fiscal year ended March 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 23, 2013